Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-148055 and 333-194404) on Form S-8 and Registration Statements (Nos. 333-196915 and 333-205643) on Form F-3 of Teekay Tankers Ltd. (the “Company”) of our report dated October 6, 2017, with respect to the consolidated balance sheets of the Company as of December 31, 2016 and 2015, and the related consolidated statements of income, cash flows and changes in equity for each of the years in the three-year period ended December 31, 2016, which report appears in the Form 6-K of Teekay Tankers Ltd. dated October 6, 2017.

/s/ KPMG LLP
Chartered Professional Accountants

Vancouver, Canada
October 6, 2017